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                                                                     Exhibit 3.2


                            ARTICLES OF INCORPORATION
                                       OF
                INTERNATIONAL PET SUPPLIES AND DISTRIBUTION, INC.

                                       I.

         The name of this corporation is INTERNATIONAL PET SUPPLIES AND DISTRIBUTION, INC.

                                       II.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

         The name and address in the State of California of this corporation's initial agent for service of process is:

                     Mr. Richard St. Peter
                     9151 Rehco Road
                     San Diego, California  92121

                                       IV.

         This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is one thousand (1,000).

                                       V.

         The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The corporation shall indemnify any agent of the corporation as defined in and to the fullest extent permitted by Section 317 of the California Corporations Code.

DATED:  September 10,  1991

                                    /s/ DANIEL HOWARD
                                    ------------------------------------
                                    Daniel Howard, Incorporator